                                                 Exhibit 4.4




                                        This document
                                        constitutes part of
                                        a prospectus
                                        covering securities
                                        that have been
                                        registered under the
                                        Securities Act of
                                        1933.



                    AMENDED AND RESTATED
                  1991 INCENTIVE PROGRAM OF
   BP AMOCO CORPORATION AND ITS PARTICIPATING SUBSIDIARIES


Preamble

  The 1991 Incentive Program of Amoco Corporation and its Participating Subsidiaries amended and restated effective November 1, 1996 shall be effective from November 1, 1996 to the effective date of the merger (the "Merger") of Amoco Corporation with a wholly owned subsidiary of The British Petroleum Company. From and after the effective date of the Merger this Amended and Restated 1991 Incentive Program of BP Amoco Corporation and its Participating Subsidiaries shall be effective until later amended, superceded or terminated.

1.  Purpose and Effective Date

  The purpose of this 1991 Incentive Program of BP Amoco Corporation and its Participating Subsidiaries is to further the interests of BP Amoco Corporation, an Indiana corporation, its affiliates and its shareholder by providing incentives in the form of awards to employees who contribute materially to the success and profitability of the
Corporation and its affiliates. Such awards recognize and reward outstanding performances and individual contributions of key, managerial and other salaried employees who possess valuable experience and skills. This Program also enables the Corporation and its affiliates to attract and retain such employees.

  This Program initially became effective on April 23, 1991 and shall remain effective until December 31, 2001, subject to the ability of the Board of Directors and the Compensation and Organization Committee to terminate this Program as provided in Section 14.1.

2.  Definitions

  As used in this Program:

  (1) "Adjusted Net Income" means the net income of the Corporation as reported in the Corporation's annual financial statements adjusted to exclude publicly disclosed unusual or special items affecting reported net income.

  (2) "Award" means the grant of any form of Option, Stock Appreciation Right, Performance Award, Restricted
Share, Bonus, or any other form of Share based or non-Share based Award granted pursuant to this Program.

  (3)      "Award  Agreement"  means  a  written   agreement
between the Corporation and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

  (4) "Beneficiary" means a person or persons designated by a Participant to receive, in the event of death, any unpaid portion of an Award held by the Participant. Any Participant may, subject to such limitations as may be prescribed by the Committee, designate one or more persons primarily or contingently as beneficiaries in writing upon forms supplied by and delivered to the Corporation, and may revoke such designations in writing. If a Participant fails effectively to designate a beneficiary, then the Participant's estate shall be deemed to be the Participant's beneficiary.

  (5) "Board" means the Board of Directors of the Corporation.

  (6)    "Bonus" means any payment under Section 7.

  (7) "BP Amoco" means BP Amoco p.l.c., an English public limited company or any successor corporation.

  (8)     "Change in Control" has the meaning set  forth  in
Section 9.

  (9) "Chief Executive Officer" means the Employee of the Corporation serving in such capacity.

  (10) "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute.

  (11)      "Committee"    means   the   Compensation    and
Organization Committee of the Corporation or any successor committee.

  (12)    "Corporation"  means  BP  Amoco  Corporation,   an
Indiana corporation, or any successor corporation.

  (13)    "Employee" means any individual who is a  salaried
employee   on  the  payroll  of  the  Corporation   or   any
Participating Subsidiary.

  (14) "Fair Market Value Per Share" in reference to Shares means (i) the average of the reported highest and lowest sale prices per Share as reported on the New York Stock Exchange on the date as of which determination is to be made, or (ii) in the absence of reported sales on that date, the average of such reported highest and lowest sale prices per Share on the next preceding date on which reported sales occurred.

  (15) "Named Executive Officer" means an Employee as described in Section 162(m)(3) of the Code for the year an Award is granted.

  (16) "Option" means an Award to purchase Shares granted pursuant to Section 6.1, and includes Incentive Stock
Options and Non-Qualified Options, as such terms are defined in Section 6.1.

  (17) "Participant" means any Employee who is granted an Award under this Program.

  (18) "Participating Subsidiary" means (i) any subsidiary of the Corporation, more than 50% of the aggregate outstanding voting shares of all outstanding classes and series of which are beneficially owned, directly or indirectly, by the Corporation, and one or more Employees of which are Participants, or are eligible for Awards, pursuant to this Program or (ii) any "affiliate" of the Corporation and one or more Employees of which are Participants, or are eligible for Awards pursuant to this Program. An "affiliate" for purposes of the definition of Participating Subsidiary means any entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. "Control" means direct or indirect ownership of more than 50% or more of the equity of a corporation or the ability through share ownership or otherwise to elect a majority of the board of directors of a corporation.

  (19)    "Performance Award" has the meaning  described  in
Section 6.4.

  (20)    "Program" means this 1991 Incentive Program of  BP
Amoco Corporation and its Participating Subsidiaries as it may be amended from time to time.

  (21) "Restricted Shares" means Shares, which have certain restrictions attached to the ownership thereof, which may be issued under Section 6.3.

  (22) "Retirement" means termination of a Participant's employment with the Corporation or a Participating Subsidiary by retirement under the normal, mandatory, and applicable age plus service or other provision of the applicable retirement plan of the Corporation or a Participating Subsidiary.

  (23)    "Shares" means American Depositary  Shares  of  BP
Amoco.

  (24) "Share Unit" means the right to receive a payment equivalent in value to one Share on the date of payment.

  (25) "Stock Appreciation Right" means a right, the value of which is determined relative to the appreciation in value of Shares, which may be issued under Section 6.2.

  (26) "Totally Disabled" means solely because of disease or injury, a Participant is deemed by a qualified physician selected by the Corporation or Participating Subsidiary to be unable to work at any reasonable occupation. "Reasonable occupation" means any gainful activity for which the
Participant is, or may reasonably become, fitted by education, training or experience, but shall not mean any activity if it is in connection with an approved rehabilitation program. Notwithstanding the foregoing, a Participant shall not be deemed Totally Disabled if the cause of disability was contributed to or resulted from: (i) intentionally self-inflicted injuries; (ii) drug addiction;
(iii) insurrection, rebellion, participation in a riot or civil commotion; or (iv) commission by the Participant of an assault, battery or felony.

3.  Administration

  3.1 Compensation and Organization Committee

  (a) This Program shall be administered by the Committee, which shall be appointed by the Board. The Board may remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board.

  (b) To the extent permitted by Section 14.3, the Committee is authorized to (i) determine which Employees shall be Participants in the Program and which Awards shall be granted to Participants, (ii) establish, amend and rescind rules, regulations and guidelines relating to this Program as it deems appropriate, (iii) interpret and administer this Program, Awards and Award Agreements, (iv) establish, modify and terminate terms and conditions of
Award Agreements, (v) grant waivers and accelerations of Program, Award and Award Agreement restrictions and (vi) take any other action necessary for the proper administration and operation of the Program, all of which shall be executed in accordance with the objectives of this Program.

  (c)     The  Committee may designate persons and  entities
other than its members to carry out any of its responsibilities under and described in this Program, under such conditions or limitations as the Committee may establish.

  3.2 Effect of Determinations

  Determinations of the Committee and its designees shall be final, binding and conclusive on the Corporation, its Participating Subsidiaries, shareholders, Employees and Participants. No member of the Committee or any of its designees shall be personally liable for any action or determination made in good faith with respect to this Program, any Award, or any Award Agreement.

4.  Eligibility

  Persons eligible for Awards under this Program shall consist of key, managerial and other Employees who possess valuable experience and skills and have contributed, or can be expected to contribute, materially to the success of the Corporation and/or its Participating Subsidiaries. The Committee shall determine which Employees shall be Participants, the types of Awards to be made to Participants and the terms, conditions and limitations applicable to the Awards.

5.  Shares Subject to this Program

  5.1 Maximum Number of Shares

  The maximum number of Shares available for Awards under this Program in each calendar year during any part of which this Program shall be in effect shall be nine tenths of one percent (0.9%) of the total outstanding Shares as of December 31 of the immediately preceding year, subject to
Section 8 of this Program. Any and all such Shares may be issued in respect of any of the types of Awards; provided, however that no more than thirteen million two hundred thirty thousand (13,230,000) Shares shall be issued with respect to Incentive Stock Options, and provided, further, that no more than twenty percent (20%) of the Shares available for Awards under this Program shall be issued in respect of Restricted Shares.

  Notwithstanding the immediately preceding paragraph, any Participant, including any Named Executive Officer, shall be limited to a maximum annual aggregate award (a) under
Section 6.1 of no more than 248,000 Shares underlying an Option Award and (b) under Section 6.2 of no more than 248,000 Shares or Share Units related to a Stock Appreciation Right Award.

  5.2 Share Accounting

  Any unused Shares of the nine tenths of one percent (0.9%) limit described in Section 5.1 in any calendar year, shall be available for Awards in succeeding calendar years. Shares granted under this Program shall be derived from sources determined by the Committee in accordance with applicable law. No fractional Shares shall be granted under this Program.

6. Awards

  Awards may include, but are not limited to, those described in this Section 6. Awards may be granted singly, in combination, or in tandem with other Awards. Subject to the other provisions of this Program, Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Program and any other employee plan of the Corporation or its
Participating Subsidiaries, including any plan of any acquired entity. Subject to the terms of the Awards described in this Section 6 and the related Award Agreement, the form of payment for Awards may be in cash, in Shares, in Share Units, or such other form as determined by the Committee, and may be made partly in one form and partly in one or more other forms, all as determined by the Committee. Except as otherwise provided in this Program, Awards shall be evidenced by Award Agreements, the terms of which may be amended or accelerated by the Committee following the grant of any Award and need not be uniform among Participants. Except as otherwise provided in this Program, Awards shall be granted for such minimum consideration as is required by applicable law, rules and regulations, and such additional consideration, if any, as may be determined by the Committee.

  6.1 Options

  Options may be granted under this Program from time to time. If Options are granted they shall be upon the following terms and conditions and such additional terms and conditions, not inconsistent with the express provisions of this Program, as the Committee in its discretion shall deem desirable:

  (a) Options granted to Employees may be either of a type that meets the requirements of incentive stock options, as defined in Section 422 of the Code ("Incentive Stock Options"), or of a type or types that do not meet such requirements ("Non-Qualified Options"), if otherwise consistent with the provisions of this Program.

  (b) The option price per Share for all Options shall be that recommended by the Committee, but it shall not be less than one hundred percent (100%) of the Fair Market
Value Per Share on the date the Option is granted.

  (c) Award Agreements for Options shall conform to the requirements of this Program, and may contain such other provisions as the Committee shall deem advisable; provided, however, that if an Option is designated as an Incentive Stock Option the terms of the Award Agreement shall be in conformance with the statutory requirements for an Incentive Stock Option as specified in the Code.

  (d) Award Agreements for Options shall specify when an Option may be exercisable. An Option may be exercised, in whole or in part, by giving written notice of exercise to the Corporation specifying the number of Shares to be purchased. Shares purchased upon exercise of an Option shall be paid for in full at the time the Option is exercised in cash or in Shares. Payment may also be made in any other manner or form approved by the Committee, consistent with applicable law, regulations and rules.

  (e) A holder of an Option shall have no rights as a holder with respect to any Shares covered by such Option unless and until the date of the issuance of such Shares.

  (f) (i) If a Participant dies while employed by the Corporation or a Participating Subsidiary and after completion of the required period of continuous employment as provided in the Award Agreement following the date an Option is granted, then the Option shall be exercisable by the Beneficiary of the Participant, but only within the period specified in the Award Agreement which shall not be later than three (3) years after the date of the Participant's death and, in any event, not later than the expiration date of the Option.

     (ii) Following the death of a Participant, the Committee may at its discretion, upon the request of such Participant's Beneficiary who holds an exercisable Option and in consideration of the surrender of such Option, pay the amount by which the Fair Market Value Per Share on the date of such request shall exceed the Option price per Share multiplied by the number of Shares as to which the request was made.

  (g) If a Participant is deemed by the Corporation or the applicable Participating Subsidiary to be Totally Disabled, or if a Participant Retires, after completion of any required period of continuous employment as provided in the Award Agreement, following the date an Option was granted, the Option shall be exercisable by the Participant or the Participant's legal guardian or representative, but only within the period specified in the Award Agreement, which shall not be later than the expiration date of the Option. If a Participant, to whom this Section 6.1(g) is applicable, dies before the expiration of the period specified in the Award Agreement during which the Option may be exercised, and without having exercised the Option, then the Option shall be exercisable by the Beneficiary of the Participant during the remainder of such specified period but only within three (3) years after the date of the Participant's death, and in any event, not later than the expiration date of the Option.

  6.2 Stock Appreciation Rights

  Stock Appreciation Rights may be granted under this Program from time to time. If Stock Appreciation Rights are granted they shall be upon the following terms and conditions, and such additional terms and conditions, not inconsistent with the express provisions of this Program, as the Committee in its discretion shall deem desirable:

  (a) A Stock Appreciation Right may be granted in tandem with part or all of, in addition to, or completely independent of, an Option or any other Award under this Program. A Stock Appreciation Right issued in tandem with an Option may be granted at the time of grant of the related Option or at any time thereafter during the term of the Option.

  (b) Award Agreements for Stock Appreciation Rights shall conform to the requirements of this Program and may contain such other provisions (including but not limited to, the permitted form of payment for the exercise of the Stock Appreciation Right, the requirement of employment for designated periods of time prior to exercise and the ability of the Committee to revoke Stock Appreciation Rights which are issued in tandem with Options without compensation to the Participant) as the Committee shall deem advisable.

  (c) Stock Appreciation Rights issued in tandem with Options shall be subject to the following:

        (i) Stock Appreciation Rights shall be exercisable at such time or times and to the extent, but only to the extent, that the Option to which they relate shall be exercisable.

        (ii) Upon exercise of Stock Appreciation Rights the holder thereof shall be entitled to receive a number of Shares equal in aggregate value to the amount by which the Fair Market Value Per Share on the date of such exercise shall exceed the option price per Share of the related Option, multiplied by the number of Shares in respect of which the Stock Appreciation Rights shall have been exercised.

        (iii) All or any part of the obligation arising out of an exercise of Stock Appreciation Rights may, at the discretion of the Committee, be settled by the payment of cash equal to the aggregate value of the Shares (or a fraction of a Share) that would otherwise be delivered under the Section 6.2 (c) (ii).

        (iv) Upon exercise of Stock Appreciation Rights  the
  Participant   shall  surrender  to  the  Corporation   the
  unexercised tandem Options.

        (v) Stock Appreciation Rights issued in tandem with Options shall automatically terminate upon the exercise of such Options.

  6.3 Restricted Shares

  Awards of Restricted Shares may be granted under this Program from time to time. If Awards of Restricted Shares are granted they shall be upon the following terms and conditions and such additional terms and conditions, not inconsistent with the express provisions of this Program, as the Committee in its discretion shall deem desirable:

  (a) Restricted Shares are Shares which are subject to such terms, conditions and restrictions as the Committee deems appropriate, which may include restrictions upon the sale,  assignment,  transfer or  other  disposition  of  the
Restricted Shares and the requirement of forfeiture of the Restricted Shares upon termination of employment under certain specified conditions. The Committee may condition the lapsing of restrictions on part or all of an Award of Restricted Shares upon the attainment of specific performance goals or such other factors as the Committee may determine. Awards of Restricted Shares may be granted for no cash consideration or for such minimum consideration as may be required by applicable law.

  (b) Award Agreements for Restricted Shares shall conform to the requirements of this Program, and may contain such other terms and conditions (including but not limited to, a description of a period during which the Participant may not transfer the Restricted Shares and limits on encumbering the Restricted Shares during such period) as the Committee shall deem desirable. To the extent permitted by
Section 14.3 hereof, the Committee may provide for the lapse of any such term or condition in installments and may accelerate or waive any such term or condition in whole or in part, based on service, performance and/or such other factors or criteria as the Committee may determine.

  (c) Award Agreements for Restricted Shares shall provide that the certificates representing Restricted Shares shall be legended, that the shares shall be held by a custodian, or that there be other mechanisms for maintaining control by the Corporation of the Restricted Shares until the restrictions thereon are no longer in effect. After the lapse, waiver or release of the restrictions imposed pursuant to the Award Agreement on any Restricted Shares, an equal amount of Shares without restrictions shall be released to the Participant.

  (d) Except as otherwise provided in this Program or in the Award Agreement, the Participant shall have, with respect to Awards of Restricted Shares, all of the rights of a holder of Shares, including the right to vote the Restricted Shares and the right to receive any dividends on such Restricted Shares. The Committee may provide that the payment of cash dividends shall or may be deferred. Any reinvestment of deferred cash dividends shall be as determined by the Committee. Non-cash dividends issued with respect to Restricted Shares shall be subject to the same terms, conditions and restrictions that apply to the Restricted Shares with respect to which such dividends are issued. Any additional Shares issued with respect to dividends shall not be counted against the maximum number of Shares for which Awards may be granted under this Program as set forth in Section 5.

  (e) If the employment of a Participant is terminated prior to the lapse of restrictions on Restricted Shares because the Participant dies, becomes Totally Disabled or Retires involuntarily, the restrictions on all Restricted Shares awarded to a Participant shall lapse on the date of such termination.

  6.4  Performance Awards

  Performance Awards may be granted under this Program from time to time. If Performance Awards are granted they shall be upon the following terms and conditions and such additional terms and conditions, not inconsistent with the express provisions of this Program, as the Committee in its discretion shall deem advisable:

  (a) Performance Awards are Awards which are based upon the performance of all or a portion of the Corporation and/or its Participating Subsidiaries or which are based upon the individual performance of a Participant. Performance Awards may be in the form of performance units, performance shares and such other forms of Performance Awards which the Committee shall determine to be desirable. Performance Awards are Awards which are granted to
Participants contingent upon (i) the future performance of all or a portion of the Corporation and/or one or more Participating Subsidiaries, which may include, without limitation, performance relative to a group of companies in the same or related industries, achievement of specific business objectives, attainment of certain growth rates, profitability goals and such other measurements as the Committee determines to be appropriate, (ii) the future performance of a Participant, which may include, without limitation, attainment of specified goals and objectives and such other measurements as the Committee determines to be appropriate, (iii) the future performance of a combination of all or a portion of the Corporation and/or one or more Participating Subsidiaries and a Participant, or (iv) such other measurements and criteria as may be considered appropriate by the Committee. Performance Awards may contain multiple performance measurements.

  (b) Award Agreements for Performance Awards shall conform to the requirements of this Program and may contain such other terms and conditions (including but not limited to, applicable performance measurements, a description of whether performance measurements are to be used singly or in combination, a description of whether different performance measurements may be used for different performance periods, the length of performance periods, the ability of the Committee to amend and adjust measurements, payouts and performance periods of Performance Awards and any requirements of employment during performance periods) as the Committee shall deem desirable.

  (c) Award Agreements for Performance Awards shall provide for a required minimum period of continuous employment during a performance period of a Performance Award. If such minimum period of continuous employment shall have elapsed, the Award Agreement may provide, or the Committee may determine, the portion of the payment of the Performance Award which the Participant or the Participant's Beneficiary, as applicable, is to receive at the end of the performance period.

  6.5  Other Awards

  The Committee may grant other Share based Awards under this Program, including without limitation, those Awards pursuant to which Shares are or may in the future be acquired, Awards denominated in Share Units, securities convertible into Shares and dividend equivalents. The Committee shall determine the terms and conditions of such other Share based Awards. Shares issued in connection with such other Share based Awards shall be issued for such minimum consideration as shall be required by applicable law, rules and regulations, and such additional consideration, if any, as may be determined by the Committee.

  The Committee may also grant other non-Share based Awards under this Program and shall determine the terms and conditions of such other non-Share based Awards. The Committee may grant such other Share based Awards and non-Share based Awards in tandem or combination with other Awards or each other, in exchange of other Awards, or in tandem or combination with, or as alternatives to grants or rights under any other employee plan of the Corporation, including any plan of any acquired entity. The Committee shall have the authority to determine the Participants for such Awards and all other terms and conditions of such other Awards. No amendment of this Program is required for the creation of another type of Award.

7. Bonuses

  7.1 Determination of Bonuses

  Bonuses may be granted under this Program from time to time. The amount of Bonuses which may be awarded shall be as determined by the Committee. The Committee may establish a basis upon which aggregate Bonus expenditures for any year shall be determined, which may include measurements of financial performance of the Corporation and/or one or more of its Participating Subsidiaries, relative performance of the Corporation and/or any one or more of its Participating Subsidiaries within the same or related industries, competitive compensation considerations and other measurements and criteria.

  In the case of Named Executive Officers, the maximum annual individual Bonus Award to the Chief Executive Officer shall be limited to an amount no greater than 0.15% of Adjusted Net Income and for the other Named Executive Officers, an amount no greater than 0.10% of Adjusted Net Income.

  The Committee in its sole discretion may, but shall not be required to, reduce the amount of, or not grant a Bonus
Award that could otherwise be granted based upon such considerations as it deems appropriate.

  7.2  Form and Time of Payment of Bonuses

  (a) Each Bonus may be made at the discretion of the Committee either in cash, in Shares, in Share Units, or in another form as determined by the Committee and may be made partly in one form and partly in one or more other forms. In the case of an Award of a Bonus in Shares or Share Units, the number shall be determined by using the Fair Market Value Per Share on the date of the Award of the Bonus.

  (b) The payment of any Bonus shall be subject to such obligations or conditions as the Committee may specify in making or recommending the Award of the Bonus, but Bonuses need not be evidenced by Award Agreements.

  (c) When payment of all or part of a Bonus is deferred in the form of Shares or Share Units, the account of the Participant to whom the Bonus was made will be credited with an amount per Share equal to the dividends payable on each issued and outstanding Share ("dividend equivalents"). Amounts thus credited shall, in the discretion of the Committee, either:

        (i) be paid in cash as and when each such credit shall be made, or

        (ii) be credited in Shares or Share Units, with the number determined by using the Fair Market Value Per Share on the date of the dividend payment and delivered in such form and at such time or times as may be determined by the Committee.

  (d) When payment of all or part of a Bonus is deferred in cash, the Committee may provide that the account of the Participant to whom the Bonus was made shall be credited with amounts equivalent to interest ("interest equivalents"). Amounts thus credited shall be at the rate determined by the Committee.

  (e) Any Bonus payable in Shares may, in the discretion of the Committee, be paid in cash, on each date on which payment in Shares would otherwise have been made, in an amount equal to the Fair Market Value Per Share on each such date, multiplied by the number of Shares which would otherwise have been paid on such date.

  (f)      Bonuses  may  be  awarded  in  Share   Units   in
accordance with the following terms and conditions and such other terms and conditions as the Committee may impose:

        (i) The number of Share Units awarded with respect to any Bonus shall be the number determined by using the Fair Market Value Per Share on the date of the Award of the Bonus.

        (ii) Any Bonus made in Share Units may, in the discretion or on the recommendation of the Committee, be paid in Shares on each date on which payment in cash would otherwise be made.

  (g) In lieu of the foregoing forms of payment of Bonuses, the Committee may specify or recommend any other form of payment which it determines to be of substantially equivalent economic value to the cash value of the Bonus including, without limitation, forms involving payments to a trust or trusts for the benefit of one or more Participants.

  (h) Each payment of a Bonus that is to be made in cash shall be from the general funds of the Corporation or the Participating Subsidiary making the payment.

  (I) In the event of the death of a Participant to whom a Bonus is to be or shall have been made, the Bonus or any portion thereof remaining unpaid shall be paid to such Participant's Beneficiary either in the manner in which payment would have been made had the Participant not died or in such other manner as may be determined by the Committee.

8. Adjustments upon Changes in Capitalization

  Subject to any required action by the Corporation's or any Participating Subsidiary's shareholders, in the event of a reorganization, recapitalization, stock split, stock dividend, exchange of Shares (or the underlying securities), combination of Shares (or the underlying securities), merger, consolidation or any other change in corporate structure of the Corporation or a Participating Subsidiary affecting the Shares, or in the event of a sale by the Corporation or any Participating Subsidiary of all or a significant part of assets, or any distribution to shareholders other than a normal cash dividend, the Committee may make appropriate adjustment in the number, kind, price and value of Shares authorized by this Program and any adjustments to outstanding Awards as it determines appropriate so as to prevent dilution or enlargement of rights.

9.  Change in Control

  9.1 Definition of Change in Control

  A "Change in Control" shall be deemed to have occurred if any one or more of the events described in paragraphs (a),
(b) or (c) below occurs:

  (a) Any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (including any group of persons with which any person [or its affiliates or associates, as such terms are defined in Rule 12b-2 under the Exchange Act, of such person] has any agreement, arrangement or understanding, oral or written, regarding the acquiring, holding, voting or disposing of any of the Corporation's securities, but excluding a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation) (i) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities (hereinafter referred to as an "Acquiring Person"), and (ii) any such person becoming an Acquiring Person was not approved by the Board of Directors of the Corporation which was composed of "Continuing Directors," as that term is defined below in
(b), before the person became an Acquiring Person; or

  (b) The Board of Directors is no longer comprised of "Continuing Directors" (which for purposes of this Program shall mean (i) any person who is a director prior to the effective date of this Program and who is not, while serving as a director, an Acquiring Person (or a representative, affiliate or associate thereof), or (ii) any person whose nomination for election, or election, to the Board of
Directors subsequent to the date of this Program is recommended or approved by at least two-thirds of Continuing Directors and who is not, while serving as a director, an Acquiring Person (or a representative, affiliate or associate thereof) ); or

  (c) There occurs a "Business Combination," as that term is defined as of the effective date of this Program in INDIANA CODE Section 23-1-43-5 (with the terms "resident domestic corporation" and "interested shareholder" as used in that Section being deemed to refer to the Corporation and to an Acquiring Person, respectively), that was not approved by the Board of Directors of the Corporation, which was comprised of Continuing Directors, before the Acquiring Person became an Acquiring Person.

  However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if that Participant is part of an Acquiring Person which consummates the Change in Control transaction. A Participant shall be deemed "part of an Acquiring Person" for purposes of the preceding sentence if the Participant is an equity participant or has agreed to become an equity participant in the Acquiring Person (except for (i) passive ownership of less than 3% of the securities of the Acquiring Person; or
(ii) ownership of equity participation in the Acquiring Person which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the disinterested Continuing Directors).

  9.2 Effect of Change in Control

  Upon the occurrence of an event of Change in Control, unless otherwise specifically prohibited by the terms of the second paragraph of Section 6:

  (a) Any and all Options and Stock Appreciation Rights shall become immediately exercisable;

  (b) Any restriction periods and restrictions imposed on Restricted Shares shall lapse, and within ten (10) business days after the occurrence of a Change in Control, an equal amount of Shares without restrictions shall be released to the applicable Participants;

  (c) The target value attainable under all Performance Awards shall be deemed to have been fully earned for the entire performance period as of the effective date of the Change in Control, except that all Performance Awards which shall have been outstanding less than six (6) months on the effective date of the Change in Control shall not be deemed to have earned the target value; and

  (d) Subject to Section 14.3 hereof, all such other actions and modifications to the Awards as determined by the Committee to be appropriate before the Acquiring Person became an Acquiring Person upon the Change in Control of the Corporation shall become effective.

10. Relationship of the Program to Benefit Plans

  Except to the extent excluded under an applicable plan document, the determination of whether a Bonus or any portion thereof is to be treated as includable in a Participant's earnings base, for the purpose of determining such Participant's benefits under retirement, savings, group life insurance, long-term disability plans and other benefit plans of the Corporation or a Participating Subsidiary, will be made by the Committee. No other income of a Participant attributable to this Program shall be included in the Participant's earnings for purposes of any benefit plan in which the Participant may be eligible to participate.

11.      Effect   of  the  Program  On  Right  to  Continued
  Employment and Interest In Particular Property

  None of the existence of this Program, any Awards granted pursuant hereto or any Award Agreement shall create any right to continued employment of any Employee by the Corporation, any of its subsidiaries or Participating Subsidiaries. No Participant shall have, under any circumstances, any interest whatsoever, vested or contingent, in any particular property or asset of the Corporation, any subsidiary or any Participating Subsidiary or in any particular Share or Shares (other than Restricted Shares held by a custodian) by virtue of any Award. A Participant may be granted additional Awards under this Program under such circumstances and at such times as the Committee may determine; provided, however, that no Participant shall be entitled to any Award in the absence of a specific grant by the Committee of an Award, notwithstanding the prior grant of an Award to such Participant.

  This Program shall not be deemed a substitute for, and shall not preclude the establishment or continuation of any other plan, practice or arrangement that may now or hereafter be provided for the payment of compensation, special awards or employee benefits to employees of the Corporation, its Participating Subsidiaries, and its subsidiaries generally, or to any class or group of employees, including without limitation, any savings, thrift, profit-sharing, pension, retirement, excess benefit, insurance, health care plans or other employee benefit
plans.   Any  such  arrangements may be  authorized  by  the
Corporation, its Participating Subsidiaries, and its subsidiaries generally and payment thereunder made independently of this Program.

12.   Withholding Taxes and Deferrals

  12.1 Cash Withholding

  The Corporation or its Participating Subsidiaries shall have the right to deduct from any cash payment made under Awards under this Program any federal, state or local income, or other taxes required by law to be withheld with respect to such payment or to take such other action as may be necessary in the opinion of the Corporation or its Participating Subsidiaries to satisfy all obligations for the payment of such taxes.

  12.2 Share Withholding

  Any Share based Award may provide by the grant thereof that the recipient of such Award may elect, in accordance with any applicable laws, rules and regulations, to pay a portion or all of the amount of such minimum required withholding taxes in Shares. In such event, the Participant shall authorize the Corporation to withhold, or shall agree to deliver to the Corporation, Shares owned by such Participant or a portion of the Shares that otherwise would be distributed to such Participant, having a Fair Market Value equal to the amount of withholding tax liability.

  12.3 Deferrals

  The Committee may require or permit a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise, the satisfaction of any requirements or goals or lapse or waiver of restrictions of an Award made under this Program. If any such deferment election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals.

13.  Compliance With Applicable Legal Requirements

  No Shares or other securities distributable pursuant to this Program shall be issued and delivered unless the issuance thereof complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended from time to time or any successor statute, the Securities Exchange Act of 1934, as amended from time to time or any successor statute, the requirements of the exchanges on which Shares or other securities may, at the time, be listed, and applicable United Kingdom law.

14.   Amendments

  14.1 Program Amendments

  The Committee or the Board, as appropriate, may, insofar as permitted by law, from time to time, with respect to any Shares at the time not subject to Awards, suspend or discontinue this Program or revise or amend it in any respect whatsoever.

  14.2 Amendments of Awards

  Subject to the terms and conditions and within the limitations of this Program, the Committee may amend, cancel, modify, or extend outstanding Awards granted under this Program.

  14.3 Rights of Participants

  No amendment, suspension or termination of this Program nor any amendment, cancellation or modification of any outstanding Award or Award Agreement that would adversely affect the right of any Participant with respect to an Award previously granted under this Program will be effective without the written consent of the affected Participant. Such written consent may be obtained simultaneously with the grant of any Award.

15.   Miscellaneous Provisions

  15.1 Beneficiaries

  Any Award Agreement may provide that in the case of an Award that is not forfeitable by its terms upon the death of the Participant, the Participant may designate a Beneficiary with respect to such Award in the event of death of a
Participant. If such Beneficiary is the executor or administrator of the estate of the Participant, any rights with respect to such Award may be transferred to the person or persons or entity (including a trust) entitled thereto by bequest of or inheritance from the holder of such Award.

  15.2 Awards in Foreign Countries

  The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Corporation or its Participating Subsidiaries may operate to assure the viability of the benefits of Awards made to Participants employed in such countries and to meet the objectives of this Program.

  15.3 Non-Transferability

  Except as otherwise provided in Award Agreements or in this Program, Awards under this Program may not be transferred by Participants during their lifetimes and may not be assigned, pledged or otherwise transferred, except for those Awards which are not forfeitable upon the death of a Participant may be transferred by will or the laws of descent and distribution. The designation of a Beneficiary shall not constitute a transfer.

  15.4 Cancellation of Awards

  Except as otherwise provided in this Program or in applicable Award Agreements, the terms of which need not be uniform among Participants, if a Participant to whom an Award is granted ceases to be employed by the Corporation or by a Participating Subsidiary, all of such Participant's unexercised Awards and Awards on which there are restrictions shall be immediately canceled.




As amended and restated effective January 4, 1999.

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